Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2013 relating to the financial statements and financial highlights which appears in the July 31, 2013 Annual Report of the Schroder Long Duration Investment- Grade Bond Fund (formerly STW Long Duration Investment- Grade Bond Fund), and Schroder Broad Tax-Aware Value Bond Fund (formerly STW Broad Tax-Aware Value Bond Fund) (two of the series constituting Schroder Series Trust), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 22, 2013